Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Form 8-K/A of our report dated February 20, 2014 with respect to the consolidated financial statements of Gulfstream Bancshares, Inc. as of December 31, 2013 and for each of the years in the two-year period ended December 31, 2013.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 12, 2014